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Company Press Release                                               Exhibit 99.1

For details, contact:
Wallace Ruiz                                Jody Burfening/Sanjay Hurry
Chief Financial Officer                     Lippert/Heilshorn & Assoc.
Phone  (201) 512-7809                       (212) 838-3777
E-mail  wruiz@novadigm.com                  jbs@lhai.com
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Financial News Release

                NOVADIGM ANNOUNCES ONE-TIME CHARGE RESULTING FROM
                                ARBITRATION AWARD

MAHWAH, N.J. - December 4, 2001 - Novadigm, Inc. (Nasdaq: NVDM), a leading provider of automated software and content management solutions for enterprise and Internet computing environments, today announced the company will be required to pay an award by an arbitrator in the amount of approximately $700,000. The award arises out a dispute related to an employment agreement between the company and a former executive. The company will record the award and related fees, as yet to be determined, as a one-time charge to its results of operations in the current quarter ending December 31, 2001. The company will exclude this one time charge from its calculation of pro forma results for the current quarter.

About Novadigm (Nasdaq: NVDM)

Novadigm is a leading provider of software and content management solutions for enterprise and Internet computing environments that enable organizations to reduce software management costs, speed time-to-market, expand marketing channels and open new sources of revenue. Novadigm's suite of integrated products, based on the company's e-wrap(TM) technology, work seamlessly together as the only end-to-end solution that can efficiently, reliably and scalably deploy and manage the full range of today's software and content, personalized for a wide range of computing devices, across virtually any network. Novadigm customers - Global 1000 business enterprises, software vendors and service providers around the world - report software management savings of 80 percent or more, time-to-market improvements of 70 percent or more, and reliability typically greater than 99 percent. For more information on Novadigm, please visit or call 1-800-626-6682.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, regarding the impact of the final arbitration award on both the financial condition of the Company and the results of operations for the quarter in which the award is recorded. The final amount is subject to further proceedings before the arbitrator, and any subsequent legal proceedings regarding the arbitration award.